Exhibit 99.1

Contacts:
Cris Larson	Danielle Bertrand
PDL BioPharma, Inc.	WCG
775-832-8505	415-946-1056
Cris.Larson@pdl.com	dbertrand@wcgworld.com

PDL BioPharma Announces Conversion Rate Adjustments to Convertible Notes

- Company Clarifies Facet Stock Distribution Value -

INCLINE VILLAGE, NV, March 15, 2010 — PDL BioPharma, Inc. (PDL) (NASDAQ: PDLI) today announced adjustments to the conversion rates for its 2.00% Convertible Senior Notes due February 15, 2012 (the “2012 Notes”) and its 2.75% Convertible Subordinated Notes due August 16, 2023 (the “2023 Notes”) effective March 16, 2010 in connection with the special dividend to be paid on April 1, 2010 to all stockholders who own shares of PDL on March 15, 2010, the Record Date.

The conversion rate for the 2012 Notes, as adjusted, is 128.318 shares of common stock per $1,000 principal amount or $7.79 per share. The conversion rate for the 2012 Notes was previously 119.294 shares of common stock per $1,000 principal amount of the 2012 Notes. In connection with a cash dividend, the conversion rate is increased by multiplying the previous conversion rate by a fraction, the numerator of which is the average closing price of PDL’s common stock for the five consecutive trading days immediately preceding the ex-dividend date for the cash dividend, and the denominator of which is the difference of such average closing price less the dividend amount.

The conversion rate for the 2023 Notes, as adjusted, is 177.1594 shares of common stock per $1,000 principal amount or $5.64 per share. The conversion rate for the 2023 Notes was previously 164.7254 shares of common stock per $1,000 principal amount of the 2023 Notes. In connection with a cash dividend, the conversion rate is increased by multiplying the previous conversion rate by a fraction, the numerator of which is the average closing price of PDL’s common stock for the ten consecutive trading days immediately preceding the record date for the cash dividend and the denominator of which is the difference of such average closing price less the dividend amount. In determining the ten-day average closing price, the closing price is adjusted upward by the amount of the dividend for the days on which the stock traded ex-dividend.

Company Clarifies Facet Stock Distribution Value

In December 2008, PDL made a stock distribution of one share of common stock of Facet Biotech Corporation (Facet) for every five shares of PDL common stock. The value of the stock distribution is $13.00 per share of Facet. The federal income tax characteristics of the stock distribution paid per share of PDL common stock are presented below.

Per Share Data:	Distribution	Dividend	Return of Basis
Facet Stock Distribution *	$2.60	$0.86	$1.74

*	Based on closing stock price of Facet shares on December 19, 2008 of $13.00 per share for every five shares of PDL or $2.60 per PDL share.

About PDL BioPharma

PDL pioneered the humanization of monoclonal antibodies and, by doing so, enabled the discovery of a new generation of targeted treatments for cancer and immunologic diseases. PDL is focused on maximizing the value of its antibody humanization patents and related assets. The Company receives royalties on sales of a number of humanized antibody products marketed today and also may receive royalty payments on additional humanized antibody products launched before patent expiry in late 2014. For more information, please visit www.pdl.com.

NOTE: PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.

Forward-looking Statements

The foregoing statements regarding PDL’s intentions with respect to the cash special dividend payment described above are forward-looking statements under the Private Securities Litigation Reform Act of 1995, and actual results could vary materially from the statements made. PDL’s ability to pay the special dividend described above is subject to various risks, many of which are outside its control, including prevailing conditions in the capital markets, the continued strength of its royalty assets and other risks and uncertainties as detailed from time to time in the reports filed by PDL with the Securities and Exchange Commission.

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